Exhibit 10.2

Final

Dated: this 30th day of Decembe, 2015

GDS HOLDINGS LIMITED

and

PERFECT SUCCESS LIMITED

and

STT GDC PTE. LTD.

***********************************************************

SUBSCRIPTION AGREEMENT

for

up to US$250,000,000

10% Convertible and Redeemable Bond due 2019 convertible

into shares in

GDS Holdings Limited

**********************************************************

CONTENT

THIS AGREEMENT  is made on this  30th  day of  December,  2015.

BETWEEN

(1)                                GDS HOLDINGS LIMITED (Company No.CT-178332), an exempt company incorporated under the laws of the Cayman Islands with limited liability whose registered office is situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”);

(2)                                PERFECT SUCCESS LIMITED, a company incorporated under the laws of Cayman Islands, whose registered office is situate at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“PA Investor”); and

(3)                                STT GDC PTE. LTD., a company incorporated under the laws of Singapore whose registered office is situate at 1 Temasek Avenue #33-01 Millenia Tower Singapore 039192 (“STT Investor”).

Recitals

WHEREAS :-

(A)                              The Company was incorporated in the Cayman Islands on 1 December 2006. The share capital of the Company is US$51,310 divided into 675,636,564 Ordinary Shares of nominal or par value of US$0.00005 each, 29,635,045 Series A Shares of nominal or par value of US$0.00005 each, 6,916,645 Series A* Shares of nominal or par value of US$0.00005 each, 2,576,483 Series B Shares of nominal or par value of US$0.00005 each, 11,527,742 Series B1 Shares of nominal or par value of US$0.00005 each, 10,435,639 Series B2 Shares of nominal or par value of US$0.00005 each, 14,076,620 Series B4 Shares of nominal or par value of US$0.00005 each, 35,395,262 Series B5 Shares of nominal or par value of US$0.00005 each, and 240,000,000 Series C Shares of nominal or par value of US$0.00005 each.

(B)                              The Company has agreed to issue the Bond (as defined herein) convertible into ordinary shares of the Company and the Investors have,

severally and not jointly, agreed to subscribe for the Bond, in each case upon and subject to the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows :-

1.                                     Purpose and Definition

1.1                              The Schedules form an integral part of this Agreement and shall be construed and have the same full force and effect as is expressly set out in the main body of this Agreement.

1.2                              The words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires :-

“Accounts”	the unaudited consolidated accounts of the Company comprising its balance sheet as at 31 December 2014 and its profit and loss account in respect of the period ended 31 December 2014;

“Accounts Date”	31 December 2014;

“Affiliate”	with respect to any entity, any other entity that directly or indirectly, including through one or more intermediaries, Controls, is Controlled by or is under common Control with such entity;

“Agreement”	this Subscription Agreement;

“Bond”	the convertible bond with an aggregate amount of up to US$250,000,000 to be issued by the Company with the benefit of and subject to the provisions of the Terms and Conditions;

“Bondholder”	the person who is for the time being the holder of the Bond;

“Business Day”	a day, other than a Saturday or Sunday, on which banks are open in Hong Kong, Singapore, the PRC, Cayman Islands and

New York to the general public for business;

“Certificate”	the certificate to be issued in respect of the Bond substantially in the form set out in Schedule 1;

“Change of Control”

means the occurrence after the date of this Agreement of any of the following events: (i) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, all or substantially all of the beneficial owners of the Shares of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Shares of the entity resulting from such Business Combination; or (ii) approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company;

“Completion”	completion of the transaction contemplated herein pursuant to Clause 3, Clause 4 and Schedule 2;

“Completion Date”	means the date of completion of the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche (each as set out in Clause 2.1) as the case may be;

“Condition Precedent”	the condition precedent for the Third Tranche and Fourth Tranche set out in Clause 3.3;

“Control”	means the power or authority, whether

exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors of such person; the term “Controlled” has meaning correlative to the foregoing;

“Conversion Date”	the date on which the Conversion Rights are exercised in accordance with Condition 6 of Schedule 1;

“Conversion Price”

US$1.675262 per Share, which is equivalent to a pre-money valuation of US$950,000,000 for 100% of the share capital of the Company in issue at the date of this Agreement, subject to adjustment for, among other things, subdivision or consolidation of Shares, bonus issues, rights issues and other dilutive events, as set out in Condition 7 of Schedule 1;

“Conversion Rights”	the rights attached to the Bond to convert the same or a part thereof into the Conversion Shares;

“Conversion Shares”	the ordinary shares to be issued by the Company upon exercise by the Bondholder of the Conversion Rights attached to the Bond;

“EDC China”	EDC China Holdings Limited (Company No: 1157479), a limited company incorporated in Hong Kong, which is wholly-owned by EDC Holding;

“EDC Holding”	EDC Holding Limited, a limited company incorporated in the Cayman Islands, which is wholly-owned by the Company;

“Encumbrance”

a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect and any agreement or obligation to create or grant any of the aforesaid;

“Equity Share Capital”	the issued share capital of the Company;

“Group Companies”	the Company and each of its Subsidiaries, lists of which are attached hereto as Schedule 4; and “Group Company” means each one of them;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“IDC Adjustment Plan”	shall have the same meaning as defined in Clause 6.3(a);

“IPO”	initial public offering by the Company on a Recognized Stock Exchange;

“Investors”	collectively, PA Investor and STT Investor and “Investor” shall mean each of the Investors;

“IRR”	annualised effective compounded return rate;

“MAC”	any (a) event, occurrence, fact, condition, change or development that has had or reasonably would be expected to have material adverse effect on the business,

operations, results of operations, financial or other condition, assets or liabilities of any Group Company and its Subsidiaries, taken as a whole, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of any Group Company or any of its Subsidiaries other than changes that have a materially disproportionate effect on any Group Company or any of its Subsidiaries, or (b) material impairment of the ability of any Group Company or any of its Subsidiaries to perform their respective material obligations hereunder, taken as a whole;

“Members Agreement”	Fifth Amended and Restated Member Agreement of the Company dated 18 December 2014;

“PRC”	means the People’s Republic of China, excluding for the purpose of this Agreement Hong Kong, Macau and Taiwan;

“QIPO”

a firm commitment underwritten IPO on a Recognized Stock Exchange (i) with gross cash proceeds to the Company of at least US$100 million, (ii) at an issue price per Share being not less than twenty-five percent (25%) above US$1.036522, as adjusted for any Recapitalization from time to time, and (iii) resulting in a free float of not less than twenty percent (20%) of the Company’s share capital;

“Recapitalization”	any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the shares of the Company;

“Recognized Stock	the Stock Exchange of Hong Kong Limited or

Exchange”	NASDAQ or such other equivalent internationally recognized stock exchange;

“RMB”	Renminbi, the lawful currency of the PRC;

“Shareholders”	shareholders of the Company and each a “Shareholder”;

“Shares”

the shares of US$0.00005 each in the issued share capital of the Company existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock in the Equity Share Capital of the Company resulting from any sub-division, consolidation or re-classification of shares;

“Share Charge”	a share charge made by EDC Holding in favour of the Investors whereby EDC Holding charges 100% of the equity it owns in EDC China to the Investors;

“Subscription Price”	means (i) a total subscription price for cash at par up to US$250,000,000; or (ii) respective subscription price for cash at par of each tranche of the Bond, as the case may be;

“Subsidiary”	shall have the same meaning as defined in section 15 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

“Terms and Conditions”

the terms and conditions to be attached to the Certificate substantially in the form set out in Schedule 1 (with such minor amendments thereto as the parties may agree), and “Condition” refers to the relative numbered paragraph of the Terms and Conditions;

“US$”	United States dollars, lawful currency of the United States of America;

“Warranties”	the warranties and representations set out in Schedule 3.

1.3                    Except as otherwise expressly provided, expressions defined in the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) have the same meaning in this Agreement.

1.4                    A reference to a statute or statutory provision includes a reference:-

(a)                               to that statute or provision as from time to time modified or re-enacted;

(b)                               to any repeated statue or statutory provisions which it re-enacts (with or without modification); and

(c)                                to any orders, regulations instruments or other subordinate legislation made under the relevant statute or statutory provision.

1.5                    Unless the context otherwise requires :-

(a)                               words in the singular include the plural, and vice versa;

(b)                               words importing any gender include all genders; and

(c)                                a reference to a person includes a reference to a body corporate and to an unincorporated body of persons.

1.6                    A reference to a clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this Agreement.

1.7                    The headings are for convenience only and do not affect interpretation.

1.8                    The definitions adopted in the recitals preceding this Clause apply throughout this Agreement.

2.                          Issue and Subscription of the Bond

2.1                   Each of the Investors shall, severally and not jointly, subscribe for cash at par the Bond at the Subscription Price and the Company shall, on the Completion Date, issue the Bond at its full face value to the Investors in the following manner:

(a)                                 First Tranche                         US$100,000,000 (United States Dollars One Hundred Million) on the Completion of the First Tranche as specified in Clause 3.1(the “First Tranche Issue Date”) to be subscribed in full by PA Investor.

(b)                                Second Tranche         US$50,000,000 (United States Dollars Fifty Million) on a date falling on the 1st calendar month from the First Tranche Issue Date or such earlier date as may be mutually agreed by the Company and STT Investor (the “Second Tranche Issue Date”), to be subscribed in full by STT Investor.

(c)                                 Third Tranche                    Up to US$50,000,000 (United States Dollars Fifty Million) on or before a date falling on the 9th calendar month from the First Tranche Issue Date or such later date as may be agreed by the Company and STT Investor (the “Third Tranche Issue Date”) to be subscribed by STT Investor. No later than one (1) month prior to the Third Tranche Issue Date, the Company will formally notify STT Investor of the total amount of the Third Tranche which it commits to issue (such total amount being zero, or US$10,000,000, or multiples thereof, up to a maximum of US$50,000,000), and of which STT Investor must undertake to subscribe in full at the end of the notice period.

(d)                                Fourth Tranche             Up to US$50,000,000 (United States Dollars Fifty Million) on or before a date falling on the 9th calendar month from the First Tranche Issue Date or such later date as may be agreed by the Company and PA Investor (the “Fourth Tranche Issue Date”), to be subscribed by PA Investor. No later than one (1) month prior to the Fourth Tranche Issue Date, the Company will formally notify PA Investor of the total amount of the Fourth Tranche which it commits to issue (such total amount being zero, or US$10,000,000, or multiples thereof, up to a maximum of US$50,000,000, and of which

PA Investor must undertake to subscribe in full at the end of the notice period. The Company undertakes not to issue any part of the Fourth Tranche to PA Investor unless and until it has previously formally notified STT Investor of its commitment to issue the maximum amount (being US$50,000,000) of the Third Tranche and STT Investor has subscribed in full for the maximum amount of the Third Tranche.

2.2                              The Investors shall, severally and not jointly, pay the Subscription Price to the Company on or before the First Tranche Issue Date, the Second Tranche Issue Date, the Third Tranche Issue Date (if applicable) or the Fourth Tranche Issue Date (if applicable) (as the case may be) to a bank account of the Company designated by the Company in writing.

3.                                      Completion

3.1                               Completion of the First Tranche shall take place on the date of this Agreement, or such later date as the Company and PA Investor may agree, and be subject to the fulfilment of the following conditions unless any one or more of the following conditions precedent which are not fulfilled or satisfied are waived by the Investors in its sole discretion:

(a)                                 All corporate and other proceedings in connection with the issuance of the Bond (including the approval by the board of directors of the Company, the approval of all preferred shareholders of the Company, and the consents from such preferred shareholders to waive pre-emptive rights in respect of the issuance of the Bond) shall be completed and reasonably satisfactory in substance and form to the Investors; and

(b)                                 The notification regarding the proposed issuance of the Bond by the Company has been delivered to the Bank of Communications Suzhou Branch (交通银行股份有限公司苏州分行).

3.2                               Completion of the Second Tranche shall take place unconditionally on the Second Tranche Issue Date.

3.3                               Completion of the Third Tranche (if any) and the Fourth Tranche (if any) shall take place unconditionally on the Third Tranche Issue Date and the

Fourth Tranche Issue Date respectively unless there is a MAC (the “Condition Precedent”).  For avoidance of any doubt, the Completion of the Third Tranche and the Fourth Tranche shall each be subject to the then separate board approval and the written consent of the preferred shareholders of the Company. The Company and the Investors shall not proceed to completing the Third Tranche and/or the Fourth Tranche by waiving the requirements above or the Completion Deliverables of the Company as required by Item 1 (a) and/or (b) in Schedule 2.

3.4                               If the Condition Precedent has not been fulfilled on the date falling on the 9th calendar month from the First Tranche Issue Date or such later date as may be agreed between the Investors and the Company (as the case may be), any provisions in this Agreement with respect to the Third Tranche and the Fourth Tranche will lapse and become null and void and the parties will be released from all obligations hereunder with respect to the Third Tranche and the Fourth Tranche, save the liabilities for any antecedent breaches hereof.

4.                                      Completion of the Third Tranche and the Fourth Tranche

Completion of the Third Tranche (if any) and the Fourth Tranche (if any)  shall take place remotely via the exchange of documents and signatures, on or before a date falling on the 9th calendar month from the First Tranche Issue Date or such later date as may be agreed between the Investors (as the case may be) and the Company.

5.                                      Use of Proceeds

The parties hereto agree that the proceeds from this subscription shall be used on new data centre development and construction, the purchase of equipment for data centers and additional working capital.

6.                                      Undertakings

6.1                               The Company shall notify the Investors upon it becoming aware of any event which could reasonably be expected to cause any of the Warranties to be incorrect, misleading or breached in any material respect or which may have any material adverse effect on the assets or liabilities of the Company.

6.2                               If any party fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or Warranties set out in this Agreement in any material respect prior to Completion then without prejudice to all and any other rights and remedies available at any time to a non-defaulting party (including but not limited to the right to damages for any loss suffered by that party) any non-defaulting party may, by notice either require the defaulting party to perform such obligations or, insofar as the same is practicable, remedy such breach, or to the extent it relates to the failure of the defaulting party to perform its obligation on or prior to Completion treat the defaulting party as having repudiated this Agreement and rescind the same.  The rights conferred upon the respective parties by the provisions of this Clause 6 are additional to and do not prejudice any other rights the respective parties may have.  Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

6.3                               The Company undertakes and covenants that:

(a)                                 the Company will use its reasonable endeavours to complete all restructuring so as to ensure compliance with IDC license conditions (the “IDC Adjustment Plan”) within six (6) months after the date of Completion of the First Tranche;

(b)                                 the registration at the State Administration of Industry and Commerce or its local counterpart for the pledges over the equity interests in Beijing Wanguo Chang’an Technology Co., Ltd. (北京万国长安科技有限公司) will be obtained within two (2) months after completion of the IDC Adjustment Plan;

(c)                                  each of the Group Companies with IDC operation in Beijing will use their reasonable efforts to complete the energy conservation evaluation as required by the PRC laws with the competent government authorities within six (6) months after the date of Completion of the First Tranche;

(d)                                 the Company would use its best efforts to (i) procure William Wei Huang to complete all necessary filings and registration with the State Administration of Foreign Exchange or its local counterpart as required under the PRC laws or (ii) come up with an alternative to resolve this issue, within one (1) year after the date of Completion of the First Tranche;

(e)                                  EDC Technology (Suzhou) Co., Ltd. (万国数据科技发展（苏州）有限公司) will complete all tax filings as required by the PRC laws within one (1) year after the date of Completion of the First Tranche;

(f)                                   the shareholder of Guojin Technology (Kunshan) Co., Ltd. (国金数据科技发展（昆山）有限公司) will fund in full amount of its registered capital as required by the articles of association or revise the period for funding within one (1) year after the date of Completion of the First Tranche;

(g)                                  EDC (Chengdu) Industry Co., Ltd. (万国数据（成都）实业有限公司) and Shanghai Waigaoqiao EDC Technology Co., Ltd. will solve the problem that the operation place is different from the registered address of such companies within one (1) year after the date of Completion of the First Tranche;

(h)                                 the Company will procure EDC Holding to complete the filing of the Share Charge with the eligible Cayman registration authority within fifteen (15) Business Days from the date of Completion of the First Tranche; and

(i)                                     the Company will procure EDC Holding to provide the duly executed and undated Ancillary Documents as defined in the Share Charge to each of the Investors within fifteen (15) Business Days from the date of Completion of the First Tranche.

6.4                               The Company agrees and undertakes to fully indemnify the Investors and to keep the Investors harmless and indemnified from any and all liabilities and losses incurred by the Investors in connection with or arising from the matters contained in the indemnity letter as set out in Schedule 5 to this Agreement.

6.5                               The Company agrees and undertakes to procure William Wei Huang to enter into an indemnity letter substantially in the form set out in Schedule 6 to this Agreement to fully indemnify the Investors and to keep the Investors harmless and indemnified from any and all liabilities and losses incurred by the Investors in connection with or arising from the matter contained therein.

7.                                      Confidentiality

7.1                               All communications between the parties and all information and such other material supplied to or received by any of them from the other which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business transactions or the financial arrangements of the parties or the Company or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until compelled to disclose any judicial or administrative procedures or in the opinion of its counsel, by other requirements of law, or the recipient can reasonably demonstrate (a) that it is or part of it is, in the public domain, whereupon, to the extent that it is public, this obligation shall cease or (b) it is required to be furnished to the bankers or advisers or investor or potential investor of any of the parties or to any regulatory agencies as part of a public flotation exercise involving any of the parties and in such cases, this obligation shall cease only to the extent required under the respective circumstances.

7.2                               The obligations contained in this Clause shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

8.                                      Notices

Any notice required or permitted to be given by or under this Agreement shall be in writing and shall be given by delivering it to the address of the relevant party concerned :-

(a)                                 in the case of the Company

Address:                 F2, Century Plaza Building 2#, Yanggao Road 428,

Pudong New Area, Shanghai, PRC.

Attention:         William Wei Huang

Fax No.:                 86-21-20330202

(b)                                 in the case of PA Investor

Address:                 中國廣東省深圳市福田區福華路星河發展中心大廈13樓

Attention:         沈盈盈

Fax No.:                 86-755-22621348

(c)                                  in the case of STT Investor

Address:                 1 Temasek Avenue, #33-01 Millenia Tower,

Singapore 039192

Attention:         Company Secretary

Fax No.:                 +65 6720 7220

and may be given by sending it by hand or in a prepaid envelope by post to such address or (in either case) to such other address as the party concerned may have notified to the other party in accordance with this clause and such notice shall be deemed to be served at the time of delivery or (as the case may be) five (5) Business Days after posting, or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.

9.                                      Costs and Expenses

Each party shall bear its own legal, accountancy and other costs and expenses incurred in connection with the preparation, negotiation and settlement of this Agreement.  Capital duty or stamp duty (if any) relating to the issue and delivery of the Bond shall be borne by the Company.

10.                               General Provisions relating to Agreement

10.1                        As regards any date or period, time shall be of the essence of this Agreement.

10.2                        Each party undertakes to the other to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all parties the full benefit of this Agreement.

10.3                        This Agreement shall be binding on and enure for the benefit of the successors of each of the parties and shall not be assignable.

10.4                        The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such party of any other right or remedy it may have in respect of that breach.

10.5                        Any right or remedy conferred by this Agreement on any party for breach of this Agreement (including without limitation the breach of any representations and warranties) shall be in addition and without prejudice to all other rights and remedies available to it in respect of that breach.

10.6                        Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion and all representations and warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

10.7                        This Agreement constitutes the entire agreement between the parties with respect to its subject matter (neither party having relied on any representation or warranty made by the other party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the parties.

10.8                        This Agreement supersedes all and any previous agreements, arrangements or understanding between the parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

10.9                        If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

11.                               Governing Law and Dispute Resolution

11.1                        This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

11.2                        (a)                                 Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Arbitration Rules, as at present in force and as may be amended by the rest of this paragraph.

(b)                                 The place of arbitration shall be in Hong Kong at the HKIAC.

(c)                                 The arbitral tribunal shall be composed of three (3) arbitrators.  The arbitrators shall be appointed by the HKIAC.

(d)                                The language of the arbitration shall be English.

(e)                                 Any such arbitration shall be administered by HKIAC in accordance with the HKIAC Procedures for Arbitration in force as at the date of this Agreement.

AS WITNESS whereof this Agreement has been duly executed on the date first above written.

Schedule 1

Certificate No: [*]

GDS HOLDINGS LIMITED

(Incorporated in the Cayman Islands with limited liability)

up to US$250,000,000 Convertible Bond

CERTIFICATE

Issued pursuant to the memorandum of association and articles of association of GDS Holdings Limited and a resolution of its board of directors passed on [*] 2015.

THIS IS TO CERTIFY that [*] is the registered holder (the “Bondholder”) of [First/ Second / Third / Fourth Tranche] of convertible bond in the principal amount of US$[*] (the “Bond”).

The Bond in respect of which this Certificate is issued is convertible into fully-paid ordinary shares with par value of US$0.00005 each of the Company subject to the terms and conditions attached hereto which shall form an integral part of this Certificate.

This Certificate is evidence of entitlement only. Title to the Bond passes only on due registration on the register of Bondholders and only the duly registered holder is entitled to payments on the Bond in respect of which this Certificate is issued.

This Certificate shall not be valid for any purpose until executed by the Company.

This Certificate is governed by, and shall be construed in accordance with the laws of Hong Kong.

GIVEN under the Seal of GDS Holdings Limited this [*] [2015/2016].

Director

Notes : This Bond is not transferable except with the prior written approval of the Company.  This Bond cannot be transferred to bearer on delivery and is only transferable to the extent permitted by Condition 2 of the terms and conditions hereof.  This certificate must be delivered to the secretary of GDS Holdings Limited for cancellation and reissue of an appropriate certificate in the event of any such transfer.

(For endorsement in the event of partial conversion)

Date	Amount Converted	Amount Outstanding

TERMS AND CONDITIONS OF THE BOND

The Bond shall be held subject to and with the benefit of the terms and conditions set out below and such terms and conditions shall be binding on GDS Holdings Limited (the “Company”).  Expressions defined in the Subscription Agreement dated December 30, 2015 relating to the Bond (the “Subscription Agreement”) shall have the same meaning in this certificate.

1.                                      Period

(a)                                 Subject as provided herein, the Company shall repay such principal moneys outstanding under the Bond to the Bondholder (together with all interest accrued thereon up to and including the date of repayment) on the fourth (4th) anniversary from the First Tranche Issue Date (the “Maturity Date”).  For the avoidance of doubt, the Bond issued in the Second Tranche, Third Tranche (if any) and Fourth Tranche (if any) will mature and become repayable on the same date as the First Tranche.

(b)                                 If a QIPO has not been completed by the Maturity Date, each Investor may voluntarily extend the Maturity Date by an additional one (1) year in respect of all or part of the Bonds outstanding by giving to the Company a 3-month prior notice in writing, provided that the amount of principal for which the Maturity Date is extended shall be US$10,000,000 or multiples thereof.

2.                                      Status and Transfer

(a)                                 The obligations of the Company arising under the Bond constitute general, secured obligations of the Company, and will rank senior, in respect of right of receipt of interest and repayment of principal, to the Company’s preferred Shares.

(b)                                 The Bond is not transferable except with the prior written approval of the Company. Subject to the foregoing, the Bond may be assigned or transferred in multiple(s) of US$10,000,000.

(c)                                  Subject to above 2(b), the Bond may be transferred by execution of a form of transfer (the “Transfer Form”) as set out in Exhibit A hereto, which is in a form designated by the Company under the hand of the transferor and the transferee (or their duly authorized representatives) or, where either the transferor or transferee is a corporation, under its common seal (if any) and under the hand of one of its officers duly authorized in writing or otherwise executed by a duly authorized officer thereof.  In this Condition “transferor” shall, where the context permits or requires, include joint transferors or can be construed accordingly.

(d)                                 The Certificate of the Bond must be delivered for registration to the Company accompanied by (i) a duly executed Transfer Form; (ii) in the case of the execution of the Transfer Form on behalf of a corporation by its officers, the authority of that person or those persons to do so; and (iii) such other evidence (including legal opinions) as the Company may reasonably require if the Transfer Form is executed by some other person on behalf of the Bondholder.  The Company shall, within fourteen (14) days of receipt of such documents from the Bondholder, cancel the existing Certificate and issue a new certificate under the seal of the Company, in favour of the transferee or assignee as applicable.

(e)                                  The Company shall maintain and keep a full and complete register of the Bond and the Bondholders from time to time and shall record its conversion and/or cancellation and the destruction of any replacement Bonds issued in substitution for any mutilated, defaced, lost, stolen or destroyed Bonds and of sufficient identification details of all Bondholders from time to time holding the Bond.  The Company shall further procure that such register’ shall be made available to any holder of the Bond during normal office hours.

3.                                      Security

(a)                                 The Bond will have the benefit of the following collateral security as security for payment obligations and performance of all of the obligations of the Company in respect of the Bond :-

a share pledge in favour of the Investors granted by EDC Holding in respect of the entire equity interest in the registered capital of EDC China (a limited company incorporated in Hong Kong) beneficially owned by the Company and its rights, benefit and title over such equity interest and all dividends and other income and distributions relating thereto (the “Share Charge”).

(b)                                 The Company shall procure that EDC Holding will grant the security pursuant to the Share Charge.

(c)                                  Such Share Charge shall be released if (a) the Bonds have been fully redeemed, or (b) at any time after the QIPO, more than 50% of the principal value of the Bond has been converted into ordinary shares of the Company in accordance with this Terms and Conditions of the Bond, and the Investors shall fully cooperate with the Company to release the Share Charge and take any actions necessary to effect such release, upon reasonable requests by the Company.

4.              Interest

(a)                                 The Bond will bear interest from the date of issue at a simple rate of five per cent (5%) per annum on the principal amount of the Bond outstanding, which will be payable by the Company semi-annually in arrears and calculated daily on a 180/360 day basis as at the interest payment dates.

(b)                                 In the event that the Bondholder has redeemed or converted part or whole of the principal amount of the Bond, the Bondholder shall be entitled, other than in the event of any redemption pursuant to Condition 11, to interest in addition to the interest in Condition 4 (a) (the “Accrued Interest”):

(i)                          in respect of such part or whole of the principal amount redeemed at a simple rate of five per cent (5%) per annum calculated daily on a 180/360 day basis, payable in cash on the Maturity Date;

(ii)                       in respect of such part or whole of the principal amount converted at a simple rate of five per cent (5%) per annum calculated daily on a 180/360 day basis, payable on the Conversion Date in kind by the issuance of ordinary shares of the Company at the Conversion Price.

(c)                                  Interest on the Bond shall accrue on a 180/360 day basis from the First Tranche Issue Date, the Second Tranche Issue Date, the Third Tranche Issue Date (if applicable) and Fourth Tranche Issue Date (if applicable) respectively.  In the event that the Bondholder has converted part or whole of the principal amount of the Bond, the Bondholder shall be entitled to Accrued Interest up to the date immediately preceding the relevant Conversion Date.

5.                          Payments

(a)                                 Payment of the principal and interest in respect of the Bond shall be made for value on the due dates by way of wire transfer of immediately available funds into a bank account designated by Bondholder in writing or by other means as the Bondholder may notify the Company in writing from time to time.

(b)                                 If the due date for payment of any amount in respect of the Bond is not a Business Day, the Bondholder will be entitled to payment on the next following Business Day in the same manner and will not be entitled to any further interest or other payment in respect of any such delay.

(c)                                  The Company shall not be allowed to redeem the Bond before the Maturity Date.

6.                            Conversion and Redemption

(a)                       (i)                                     Conversion: Subject as hereinafter provided, the Bondholder will, if the Company completes a QIPO, at any time between the date of completion of such QIPO (the “QIPO Completion Date”) and the Maturity Date (the “Conversion Period”), have the right to convert up to 100% of the principal amount of the Bond (in multiples of US$10,000,000), together with the Accrued Interest thereon, into ordinary shares of the Company, by giving a Conversion Notice (as defined below) to the Company requiring the Company to convert the Bond in whole or in part.  The Conversion Price shall be US$1.675262 subject to adjustment as hereafter described.  No fraction of an ordinary share will be issued on conversion and the number or ordinary shares issued will be rounded down to the nearest whole number, but an equivalent cash payment in United States dollars will be made to the Bondholder in respect of such fraction.

(ii)                                  Company’s call: If the Company completes a QIPO and the closing price of its Shares is at or above 125% of the Conversion Price (i.e. 25% premium to the Conversion Price) for a period of at least ten (10) consecutive trading days, the Company may, at its unilateral option, give two (2) month’s notice to the Bondholder that the Bond then outstanding will be mandatorily converted at the end of the notice period in accordance with this Terms and Conditions of the Bond.

(iii)                               Lock-up: Any Shares issued as a result of conversion of the Bond during the one (1) year period following the QIPO Completion Date shall be locked up until the 1-year anniversary of the QIPO Completion Date. Such lock-up will not apply to the existing Shareholders of the Company.

(iv)                              Pre-emptive rights: For one (1) year following the First Tranche Issue Date, the Bondholder shall be entitled to participate proportionately in any issuance by the Company of convertible bonds at the same interest rate and on the same terms and conditions as the Company offers to other investors.  The proportionate entitlement of the Bondholder will be calculated as if all convertible capital, options, warrants, etc. issued and outstanding on the date of the proposed issue are converted. For the avoidance of doubt, the pre-emptive rights shall not apply to the Second Tranche, Third Tranche (if any) and Fourth Tranche (if any) of the Bond.

(v)                                 Redemption on maturity: Unless previously converted or purchased and cancelled in the circumstances referred to herein and subject to Condition 1(b), the Bond will be redeemed on the fourth (4th) anniversary from the First Tranche Issue Date at its principal amount, plus Accrued Interest thereon.

(b)                       Conversion Notice:

(i)                                     To exercise the Conversion Rights attaching to any Bond, the Bondholder must complete, execute and deposit at his own expense during 9 a.m. to 5 p.m., on any Business Day at the principal place of business of the Company a written notice of conversion as set out in Exhibit B hereto (the “Conversion Notice”) in duplicate, together with the relevant Certificate and any amounts required to be paid by the Bondholder under Condition 6(c).

(ii)                                  The conversion date in respect of the Bond (the “Conversion Date”) must fall at a time when the Conversion Rights attaching to the Bond is expressed in these Terms and Conditions to be exercisable and will be deemed to be the Business Day immediately following the date of the surrender of the Certificate in respect of such Bond and delivery of such Conversion Notice and, if applicable, any payment to be made or indemnity given under these Terms and Conditions in connection with the exercise of such Conversion Rights.

(iii)                               A Conversion Notice once delivered shall be irrevocable and may not be withdrawn unless the Company consents to such withdrawal.

(c)                        Stamp duty and taxes: The Company shall pay to the relevant tax authorities any taxes and stamp, issue and registration duties arising on conversion, if any, and a Bondholder delivering a certificate in respect of a Bond for conversion must pay all, if any, taxes arising by reference to any disposal or deemed disposal of the Bond in connection with such conversion. The Company is under no obligation to determine whether the Bondholder is liable to pay any taxes or the amounts thereof payable (if any) in connection with this Condition 6(c).

(d)                       Cancellation: All Bonds, which are redeemed or converted or purchased by the Company, will forthwith be cancelled.  Certificates in respect of all Bonds cancelled will be forwarded to the Company and such Bonds may not be re-issued or sold.

7.                            Adjustments

(a)                       Subject hereinafter provided, the Conversion Price shall from time to time be adjusted in accordance with the following relevant provisions and so that if the event giving rise to any such adjustment shall be such as would be capable of falling within more than one of sub-paragraphs (i) to (vii) inclusive of this Condition 7(a) it shall fall within the first of the applicable paragraphs to the exclusion of the remaining paragraphs :-

(i)                                     If and whenever the Shares by reason of any consolidation or sub-division become of a different nominal amount, the Conversion Price in force immediately prior thereto shall be adjusted by multiplying it by the revised nominal amount and dividing the result by the former nominal amount.  Each such adjustment shall be effective from the close of business in Hong Kong on the day immediately preceding the date on which the consolidation or sub-division becomes effective.

(ii)                                  If and whenever the Company shall issue (other than in lieu of a cash dividend) any Shares credited as fully paid by way of capitalization of profits or reserves (including any share premium account or capital redemption reserve fund), the Conversion price in force immediately prior to such issue shall be adjusted by multiplying it by the aggregate nominal amount of the issued Shares immediately before such issue and dividing the result by the sum of such aggregate nominal amount and the aggregate nominal amount of the Shares issued in such capitalization.  Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for such issue.

(iii)                               If and whenever the Company shall make any Capital Distribution (as defined in Condition 7(b)) to holders (in their capacity as such) of Shares (whether on a reduction of capital or otherwise) or shall grant to such holders rights to acquire for cash assets of the Company or any of its Subsidiaries, the Conversion Price in force immediately prior to such distribution or grant shall be adjusted by multiplying it by the following fraction.

A-B

A

Where :-

A =                  the market price on the date on which the Capital Distribution, or, as the case may be, the grant is announced or (failing any such announcement) next preceding the date of the Capital Distribution or, as the case may be, of the grant; and

B =                  the fair market value on the day of such announcement or (as the case may require) the next preceding day, as determined in good faith by an approved merchant bank, of the portion of the Capital Distribution or of such rights which is attributable to one Share,

Provided that :-

(aa)                if in the opinion of the relevant approved merchant bank, the use of the fair market value as aforesaid produces a result which is significantly inequitable, it may instead determine (and in such event the above formula shall be construed as if B meant) the amount of the said market price which should properly be attributed to the value of the Capital Distribution or rights; and

(bb)                the provisions of this sub-paragraph (iii) shall not apply in relation to the issue of Shares paid out of profits or reserves and issued in lieu of a cash dividend.

Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for the Capital Distribution or grant.

(iv)                              if and whenever the Company shall offer to holders of Shares new Shares for subscription by way of rights, or shall grant to holders of Shares any options or warrants to subscribe for new shares, at a price which is less than eighty per cent (80%) of the market price at the date of the announcement of the terms of the offer or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of such announcement by a fraction of which the numerator is the number of shares in issue immediately before the date of such announcement plus the number of Shares which the aggregate of the amount (if any) payable for the rights, options or warrants and of the amount payable for the total number of new Shares comprised therein would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the aggregate number of Shares offered for subscription or comprised in the options or warrants (such adjustment to become effective (if appropriate retroactively) from the commencement of the day next following the record date for the offer or grant).

(v)                                 (aa)                          Subject to Condition 7(c), if and whenever the Company shall issue wholly for cash any securities which by their terms are convertible into or exchangeable for or carry rights of subscription for new Shares, and the total Effective Consideration per Share (as defined below) initially receivable for such securities is less than eighty per cent (80%) of the market price at the date of the announcement of the terms of issue of such securities, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the issue by a fraction of which the numerator is the number of Shares in issue immediately before the date of the issue plus the number of Shares which the total Effective Consideration receivable for the securities issued would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of the issue plus the number of Shares to be issued upon conversion or exchange of, or the exercise of the subscription rights conferred by, such securities at the initial conversion or exchange rate or subscription price.  Such adjustment shall become effective (if appropriate retrospectively) from the close of business in Hong Kong on the Business Day next preceding whichever is the earlier of the date on which the issue is announced and the date on which the Company determines the conversion or exchange rate or subscription price.

(bb)                          Subject to Condition 7(c), if and whenever the rights of conversion or exchange or subscription attached to any such securities as are mentioned in section (aa) of this sub-paragraph (v) are modified so that the total Effective Consideration per Share initially receivable for such securities shall be less than eighty per cent (80%) of the market price at the date of announcement of the proposal to modify such rights of conversion or exchange or subscription, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by a fraction of which the numerator is the number of Shares in issue immediately before the date of such modification plus the number of Shares which the total Effective Consideration receivable for the securities issued at the modified conversion or exchange price would purchase at such market price and of which the denominator is the number of Shares in issue immediately before such date of modification plus the number of Shares to be issued upon conversion or exchange of or the exercise of the subscription rights conferred by such securities at the modified conversion or exchange rate or subscription price.  Such adjustment shall become effective as at the date upon which such modification shall take effect.  A right of conversion or exchange or subscription shall not be treated as modified for the foregoing purposes where it is adjusted to take account of rights or capitalization issues and other events normally giving rise to adjustment of conversion or exchange terms.

For the purposes of this sub-paragraph (v), the “total Effective Consideration” receivable for the securities issued shall be deemed to be the consideration receivable by the Company for any such securities plus the additional minimum consideration (if any) to be received by the Company upon (and assuming) the conversion or exchange thereof or the exercise of such subscription rights, and the total Effective Consideration per Share initially receivable for such securities shall be such aggregate consideration divided by the number of Shares to be issued upon (and assuming) such conversion or exchange at the initial conversion or exchange rate or the exercise of such subscription rights at the initial subscription price, in each cases without any deduction for any commissions, discounts or expenses paid, allowed or incurred in connection with the issue.

(vi)                             Subject to Condition 7(c), if and whenever the Company shall issue wholly for cash any Shares at a price per Share which is less than eighty per cent (80%) of the market price at the date of the announcement of the terms of such issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of such announcement by a fraction of which the numerator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares which the aggregate amount payable for the issue would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares so issued.  Such adjustment shall become effective on the date of the issue.

(vii)                          Subject to Condition 7(c), if and whenever the Company shall issue Shares for the acquisition of asset at a total Effective Consideration per Share (as defined below) which is less than eighty per cent (80%) of the market price at the date of the announcement of the terms of such issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of such announcement by a fraction of which the numerator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares which the total Effective Consideration would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares so issued.  Each such adjustment shall be effective (if appropriate retroactively) from the close of business in Hong Kong on the business day immediately preceding whichever is the earlier of the date on which the issue is announced and the date on which the Company determines the issue price for such Shares.  For the purpose of this subparagraph (vii) “total Effective Consideration” shall be the aggregate consideration credited as being paid for such Shares by the Company on acquisition of the relevant asset without any deduction of any commissions, discounts or expenses paid, allowed or incurred in connection with the issue thereof, and the “total Effective Consideration per Share” shall be the total Effective Consideration divided by the number of Shares issued as aforesaid.

(b)                       For the purposes of this Condition 7

“approved merchant bank” means a merchant bank of repute in Hong Kong jointly selected by the Company and the Investors in good faith for the purpose of providing a specific opinion or calculation or determination hereunder, or if there is no agreement among the Company and the Investors, to be selected by the Chairperson of the Hong Kong International Arbitration Centre;

“Capital Distribution” shall (without prejudice to the generality of that phrase) include distributions in cash or specie but shall exclude any preference shares dividends.  Any dividend (other than preference shares dividends) charged or provided for in the accounts for any financial period shall (whenever paid and however described) be deemed to be a Capital Distribution;

“issue” shall include allot;

“market price” means (i) before the Company’s Shares are listed on a Recognized Stock Exchange, fair market value of one Share as determined in good faith by an approved merchant bank on the day preceding the day on or as of which the market price is to be ascertained; or (ii) after the Company’s Shares are listed on a Recognized Stock Exchange, the average of the closing prices of one Share on the Recognized Stock Exchange for each of the last five (5) Recognized Stock Exchange dealing days on which dealings in the Shares on the Recognized Stock Exchange took place ending on the last such dealing day preceding the day on or as of which the market price is to be ascertained;

“Shares” includes, for the purposes of Shares comprised in any issue, distribution on grant pursuant to sub-paragraphs (iii), (iv), (v), (vi) or (vii) of Condition 7(a), any such ordinary shares of the Company as, when fully paid, will be Shares.

(c)                        (i)                                     The provisions of sub-paragraphs (v), (vi) and (vii) shall only apply to transactions between the Company and the Shareholders.

(ii)                                 The foregoing provisions shall not apply to transactions between the Company and parties other than the Shareholders (“Non-Shareholders Transactions”), whereby any new Shares or convertible bonds are issued. Prices agreed in those

Non-Shareholders Transactions shall be deemed to be fair value and not subject to any further adjustment.

(d)                       The provisions of sub-paragraphs (ii), (iii), (iv), (v), (vi) and (vii) of Condition 7(a) shall not apply to:-

(i)                                    an issue of fully paid Shares upon the exercise of any conversion rights attached to securities convertible into Shares or upon exercise of any rights (including any conversion of the Bond) to acquire Shares provided that an adjustment has been made under this Condition 7 in respect of the issue of such securities or granting of such rights (as the case may be);

(ii)                                 an issue of Shares or other securities of the Company or any Subsidiary of the Company wholly or partly convertible into, or rights to acquire, Shares to officers or employees of the Company or any of its Subsidiaries pursuant to any employee or executive share scheme in existence as at the date of issue of the Bond;

(iii)                              an issue by the Company of Shares or by the Company or any Subsidiary of the Company of securities wholly or partly convertible into, or rights to acquire Shares, in any such case in consideration or part consideration for the acquisition of any other securities, assets or business provided that an adjustment has been made (if appropriate) under this Condition 7 in respect of the issue of such securities or granting of such rights (as the case may be);

(iv)                             an issue of fully paid Shares by way of capitalization of all or part of any subscription right reserve, or any similar reserve which has been or may be established pursuant to the terms of any securities wholly or partly convertible into or rights to acquire Shares; or

(v)                                an issue of Shares pursuant to a scrip dividend scheme where an amount not less than the nominal amount of the Shares so issued is capitalized and the market value of such Shares is not more than one hundred and twenty per cent (120%) of the amount of dividend which holders of the Shares could elect to or would otherwise receive in cash.

(e)                        Any adjustment to the Conversion Price shall be made to the nearest sixth decimal point.  In addition to any determination which may be made by the directors of the Company every adjustment to the Conversion Price shall be certified either (at the option of the Company) by the auditors of the Company for the time being or by an approved merchant bank.

(f)                         If the Company or any Subsidiary of the Company shall in any way modify the rights attached to any share or loan capital so as wholly or partly to convert or make convertible such share or loan capital into, or attach thereto any rights to acquire, Shares, the Company shall appoint an approved merchant bank to consider whether any adjustment to the Conversion Price is appropriate (and if such approved merchant bank shall certify that any such adjustment is appropriate the Conversion Price shall be adjusted accordingly and the provisions of Conditions 7(e) and 7(h) shall apply).

(g)                        Notwithstanding the provisions of Condition 7(a), in any circumstances where the directors of the Company shall consider that an adjustment to the Conversion Price provided for under the said provisions should not be made or should be calculated on a different basis or that an adjustment to the Conversion Price should be made notwithstanding that no such adjustment is required under the said provisions or that an adjustment should take effect on a different date or with a different time from that provided for under the provisions, the Company may appoint an approved merchant bank to consider whether for any reason whatever the adjustment to be made (or the absence of adjustment) would or might not fairly and appropriately reflect the relative interests of the persons affected thereby and, if such approved merchant bank shall consider this to be the case, the adjustment shall be modified or nullified or an adjustment made instead of no adjustment in such manner including without limitation, making an adjustment calculated on a different basis) and/or the adjustment shall take effect from such other date and/or time as shall be certified by such approved merchant bank to be in its opinion appropriate.

(h)                       Whenever the Conversion Price is adjusted as herein provided the Company shall give notice to the holder of the Bond that the Conversion Price has been adjusted (setting forth the event giving rise to the adjustment, the Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date thereof) and shall at all times thereafter so long as the Bond remains outstanding make available for inspection at its principal place of business in Hong Kong a signed copy of the said certificate of the auditors of the Company or (as the case may be) of the relevant approved merchant bank and a certificate signed by a director of the Company setting forth brief particulars of the event giving rise to the adjustment, the Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date thereof and shall, on request, send a copy thereof to the Bondholder.

8.                            Qualified Initial Public Offering

The Company shall use its reasonable commercial endeavours to effect a QIPO for all the issued Shares on a Recognized Stock Exchange as the Company may from time to time determine.

9.                            Protection of the Bondholder

(a)                       Subject to 9(g) and 9(h) below, consent of each of the Investors shall be required for the Company to:

(i)                                    issue any convertible bonds having a preference over the Bond with respect to the receipt of interest and repayment of principal;

(ii)                                 approve any material change in the scope, nature and/or activities of the business of any of the Group Companies;

(iii)                              approve any related party transactions or a series of related transactions within any twelve (12) month period, contracts and arrangements or a series or related contracts or arrangements which exceed US$10,000,000 per transaction for related companies in consideration with any Shareholders, directors and Affiliates, excluding any transaction relating to the IDC Adjustment Plan for purposes of this Condition 9(a) or any transaction contemplated under the Subscription Agreement;

(iv)                             make or result in any new material acquisitions, sale of control or assets, merger, consolidation, joint venture or partnership arrangements, from the date of the Agreement, which are outside the existing business or geographic scope of the Group Companies and exceed US$10,000,000;

(v)                                change materially the accounting methods or policies or appoint or change the auditors except for any change that has been notified to the Bondholder before the date of the Agreement;

(vi)                             incur additional debt in any Group Company incorporated in the PRC such that, at the time of incurrence, total external debt of all Group Companies incorporated in the PRC on a consolidated basis exceeds 75% of total capitalisation of all Group Companies on a consolidated basis;

The above incurrence test shall be based on the latest management accounts prepared on a basis which is consistent with the accounting methods and policies of the Company’s audited accounts.

For the purpose of this clause:

“Total external debt of all Group Companies incorporated in the PRC” shall mean the total amount of current and non-current external loans, borrowings, bonds payable, vendor finance payables and convertible bonds (but excluding obligations under finance leases) of such companies on a consolidated basis.

“Total capitalisation of all Group Companies” shall mean the sum of the total amount of current and non-current loans, borrowings, bonds payable, vendor finance payables and convertible bonds (but excluding obligations under finance leases) of such companies on a consolidated basis and the total amount of issued and paid up share capital of the Company, including ordinary shares and all classes of preferred shares, as stated in the Company’s accounts.

(vii)                          make any changes to, or grant exceptions from, the lock-up and non-compete provisions contained in the existing memorandum and articles of association of the Company and the Members Agreement.

(b)                       Prior to the QIPO, each of the Investors shall have standard inspection rights and the Company shall deliver to them: (i) audited annual financial statements no later than one hundred twenty (120) days after the end of each fiscal year; (ii) unaudited monthly and quarterly financial reports; (iii) annual business plan, budget and projected financial statements no later than thirty (30) days before each fiscal year; and (iv) any other financial or other information that the Investor may reasonably request or that is otherwise provided to Shareholders of the Company.

(c)                        Prior to the QIPO, PA Investor shall have the right to appoint one (1) observer to the board of directors of the Company.

(d)                       Should the Company complete any future financings of convertible debt or debt plus equity options that provide an investor in such financing with terms (the “New Investor Terms”) more favorable than the terms offered to the Investors in this financing (the “Current Investor Terms”) within one (1) year of the First Tranche Issue Date and prior to the QIPO, the Investors shall have the right to have any such New Investor Terms added to or replace the corresponding Current Investor Terms, provided that, when assessing whether a New Investor Term is more favorable than a Current Investor Term (references are to terms set out in this Agreement): Conditions 4(a), 4(b), 4(c) and 6(a), 6(b) shall be considered on an aggregate basis and the Investors shall only be entitled to have all such terms (i.e. Conditions 4(a), 4(b), 4(c) and 6(a), 6(b)) replaced by the equivalent New Investor Terms.

(e)                        The Company shall promptly notify the Investors upon the receipt of any early redemption notice from any of its Shareholders in accordance with the articles of association of the Company, and if at the Investors’ sole discretion by reasonable judgment that the consummation of the redemption by the Company to the Shareholders will materially affect the ability for the Company to repay the Bond, the Investors may give notice to the Company that the Bond is, and it shall on the giving of such notice immediately become, due and payable at its principal amount together with any Accrued Interest calculated up to and including the date of repayment.

(f)                         The Company shall notify the Investors five (5) days prior to the convening of a board of directors meeting for the declaration of ordinary dividends and/or discretionary dividends to ordinary shareholders, and if at the Investors’ sole discretion by reasonable judgment that the consummation of the declaration of such ordinary dividends or discretionary dividends by the Company to the ordinary shareholders will materially affect the ability for the Company to repay the Bond, the Investors may give notice to the Company that the Bond is, and it shall on the giving of such notice immediately become, due and payable at its principal amount together with any Accrued Interest calculated up to and including the date of repayment.

(g)                        The rights of PA Investor in Clauses 9(a), 9(b), 9(c), 9(d), 9(e) and 9(f) will terminate at the time of the QIPO or if, at any time prior to the QIPO, PA Investor holds less than seventy-five per cent (75%) of the principal amount of the Bond originally issued to PA Investor.

(h)                       The rights of STT Investor in Clauses 9(a), 9(b), 9(d), 9(e) and 9(f) will terminate at the time of the QIPO or if, at any time prior to the QIPO, STT Investor holds less than seventy-five per cent (75%) of the principal amount of the Bond originally issued to STT Investor.

10.                     Procedure for Conversion

(a)                       The Conversion Rights may, subject as provided herein, be exercised on any Business Day prior to maturity of the Bond by the Bondholder delivering to the address of the Company in Condition 13 a written notice stating the intention of the Bondholder to convert together with the Certificate.  The Company shall be responsible for payment of all taxes and stamp duty, issue and registration duties (if any) and Stock Exchange levies and charges (if any) arising on conversion.

(b)                       The Shares arising on conversion shall be allotted and issued by the Company to the Bondholder or as it may direct within fourteen (14) days after, and with effect from, the date the conversion notice is served by the Bondholder and certificates for the Shares to which the Bondholder shall become entitled in consequence of exercising his Conversion Rights shall be issued in board lots or otherwise directed by the Bondholder and delivered to the Bondholder, and (if appropriate) together with an endorsement on the Certificate by a director of the Company for any balance of the Bond not converted.

11.                     Events of Default

If any of the following events occurs and is continuing, the Bondholder may give notice to the Company that the Bond is, and it shall on the giving of such notice immediately become, due and payable at its principal amount together with any Accrued Interest calculated up to and including the date of repayment.

(a)                       Non-Payment:

(i)                                   a default is made in the payment of any principal, interest, premium (if any) due in respect of the Bonds and such default continues for a period of thirty (30) days; or

(ii)                                failure to pay any amount due at maturity; or

(iii)                             in case of Default Redemption (as defined below) within thirty (30) days after due date.

(b)                       Breach of Other Obligations: the Company does not perform or comply with any one or more of its other obligations in these Terms and Conditions of the Bonds which default is incapable of remedy or, if capable of remedy, is not remedied within thirty (30) days after notice of such default shall have been given to the Company by a Bondholder;

(c)                        Insolvency: the Company is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay, when due, its debts, stops, suspends or threatens to stop or suspend payment of all or a substantial part of its debts, proposes or makes any agreement for the deferral, rescheduling or other readjustment of all of its debts (or of any part which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or any part of the debts of the Company; or if an administrator or liquidator of the Company or the whole or any substantial part of the assets and revenues of the Company is appointed (or application for any such appointment is made);

(d)                       Winding-up: an order is made or an effective resolution passed for the winding-up or judicial management or dissolution or administration of the Company, or the Company or any of its Subsidiaries ceases or threatens to cease to carry on all or substantially all of its business or operations, except for the purpose of and followed by a voluntary solvent reconstruction, amalgamation, reorganization, merger or consolidation;

(e)                        Receiver: an encumbrancer takes possession or a receiver, manager or other similar officer is appointed of the whole or any part of the undertaking, property, assets or revenues of the Company or its Subsidiaries;

(f)                         Seizure, expropriation, etc.: a moratorium is agreed or declared in respect of any indebtedness of the Company or any of its Subsidiaries or any governmental authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of the Company or any of its Subsidiaries;

(g)                        Cross default: any other bonds, debentures, notes or other instruments of indebtedness or any other loan indebtedness having an aggregate outstanding amount of at least US$25,000,000 of the Company or EDC China becoming prematurely repayable following a default in respect of the terms thereof which shall not have been remedied, or steps are taken to enforce any security therefore, or the Company or EDC China defaults in the repayment of such indebtedness at the maturity thereof;

(h)                       Change of Control: Change of Control of the Company without consent of the Bondholder;

(i)                           Other Material Breach: Any material breach of legally binding transaction documents related to this transaction.

Upon the occurrence of an Event of Default, the Bondholder has the right to request the Company to redeem all or part of the Bond owned by such Bondholder at a redemption price equal to the principal plus an IRR of ten per cent (10%), net of any interest paid up to that date (the “Default Redemption”).

12.                     Experts

In giving any certificate or making any adjustment hereunder, the auditors of the Company or (as the case may be) the approved merchant bank shall be deemed to be acting as experts and not as arbitrators and, in the absence of manifest error, their decision shall be conclusive and binding on the Company and the Bondholder and all persons claiming through or under them respectively.

13.                     Notices

Any notice required or permitted to be given shall be given by delivering it to the party

(a)                    in the case of PA Investor:

Address:                  中國廣東省深圳市福田區福華路星河發展中心大廈13樓

Attention:          沈盈盈

Fax No:                     86-755-2262 1348

(b)                   in the case of STT Investor

Address:                  1 Temasek Avenue, #33-01 Millenia Tower, Singapore 039192

Attention:          Company Secretary

Fax No.:                  +65 6720 7220

(c)                    in the case of the Company:

Address:                  F2, Century Plaza Building 2#, Yanggao Road 428, Pudong New Area, Shanghai, PRC

Attention:          William Wei Huang

Fax No:                     86-21-20330202

or to such other address as the party concerned may have notified to the other party pursuant to this Condition 13 and may be given by sending it by hand or in a prepaid envelope by registered mail (by air if international) to such address or (in either case) to such other address as the party concerned may have notified to the other parties in accordance with this paragraph and such notice shall be deemed to be served at the time of delivery or (as the case may be) five (5) Business Days after posting, or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.

14.                     Amendment

The terms and conditions of the Bond may be varied, expanded or amended by agreement in writing between the Company and the Bondholder.

15.                     Governing law and jurisdiction

The Bond and the terms of the Bond are governed by and shall be construed in accordance with Hong Kong law and the parties agree that any dispute, controversy, difference or claim arising out of or relating to the Bond, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules as at present in force and as may be amended by the rest of this paragraph. The place of arbitration shall be in Hong Kong at the HKIAC. The arbitral tribunal shall be composed of three (3) arbitrators. The arbitrators shall be appointed by the HKIAC. The language of the arbitration shall be English. Any such arbitration shall be administered by HKIAC in accordance with the HKIAC Procedures for Arbitration in force as at the date of this Bond.

EXHIBIT A

FORM OF TRANSFER

For value received, the undersigned hereby transfers to:

(Please print or typewrite name and address of transferee)

US$                           principal amount of the Bond in respect of which this Certificate is issued, and all rights in respect thereof.

All payments in respect of the Bond hereby transferred are to be made (unless otherwise instructed by the transferee) to the following account:

Name of bank	:
Account number	:
For the account of	:

Date:

Transferor’s name	:

Transferor’s signature	:

Transferor’s witness	:

Transferee’s name	:

Transferee’s signature	:

Transferee’s witness	:

Notes:             (a)                        A representative of the holder of the Bonds should state the capacity in which he signs, e.g. executor.

(b)                  The signature of the persons effecting a transfer shall conform to any list of duly authorized specimen signatures supplied by the registered holder or be certified by a notary public or in such other manner as the Company may require.

(c)                   This form of transfer should be dated as of the date it is deposited with the Company.

(d)                  Transfers of the Bonds are subject to the restrictions set out in Condition 2.

EXHIBIT B

CONVERSION NOTICE

Terms defined in the Certificate relating to a convertible bond of an aggregate amount of [    ] (the “Bond”) issued on [*] [2015/2016] by GDS Holdings Limited (the “Company”) in favour of Perfect Success Limited and STT GDC Pte. Ltd. (as may be amended) shall bear the same meanings in this Conversion Notice.

The undersigned hereby irrevocably elects to convert the following amount of the Bond into ordinary shares of the Company in accordance with the Terms and Conditions, as of the date specified below, such ordinary shares to be issued in the name of the shareholder of the Company set out below.

Name of Bondholder :

Certificate Number(s) :

Amount to the converted :

Conversion Date :
(being the date of this notice and on which the original Certificate is presented to the Company)

Applicable Conversion Price :

Name in which shares are to be issued :

Address of Bondholder :

Signature of Bondholder :

Dated this            day of          20

Schedule 2

Completion Deliverables

1.  Obligations of the Company

The Company shall deliver to the respective Investor:-

(a)                     certified copies of the board resolutions of the Company and written consent by preferred shareholders of the Company approving and authorizing the execution and completion of this Agreement;

(b)                     for issue of each of the Third Tranche and Fourth Tranche and its Certificate upon the terms and subject to the Terms and Conditions contained therein, certified copies of the board resolutions of the Company and written consent by preferred shareholders of the Company approving such issue;

(c)                      scanned copy of the notification sent to Bank of Communications Suzhou Branch and the relevant courier sheet/document; and

(d)                     the Certificate duly issued in favour of the Investor.

2.                      Obligations of each Investor:-

The Investor shall deliver to the Company:

(a)                     a certified copy of its board resolution approving and authorizing the execution and completion of this Agreement.

Schedule 3

Warranties

For the purposes of this Schedule, the term “Company” shall mean each of the Group Company accordingly, statements referring to the “Company” shall be construed as referring to each of the Group Company.

To the knowledge of the Company and save as already disclosed, on the date of the Agreement and on each of the Second Tranche Issue Date, the Third Tranche Issue Date (if applicable) and the Fourth Tranche Issue Date (if applicable):

1.                                      Corporate Status

(a)                                 The Company has been duly incorporated and constituted, and is legally subsisting under the laws of the jurisdiction of its incorporation and there has been no resolution, petition or order for the winding up and no receiver has been appointed in respect of the undertaking, property or assets of any the Company or any part thereof.

(b)                                 The Company has duly and properly complied in all material respects with all filing or registration requirements in respect of corporate or other documents imposed under the relevant law of the jurisdiction of its incorporation.

2.                                      The Shares

(a)                                There are no Encumbrances on, over or affecting any of the Shares or any part of the issued or unissued share capital of the Company other than as set out in the articles of association of the Company.  There is no agreement or commitment to give or create any Encumbrance.  No claim has been made by any person to be entitled to any Encumbrance which has not been waived in its entirety or satisfied in full.

(b)                                All of the issued Shares are fully paid up or credited as fully paid up.

(c)                                 There is no agreement or commitment outstanding which calls for the transfer, allotment or issue of or accords to any person the right to call for the transfer, allotment or issue of any shares or debentures in the Company (including any option or right of pre-emption or conversion).  No claim has been made by any person to be entitled to any such agreement or commitment.

(d)                                Other than as contemplated under the Share Charge, the shares in the share capital of each Group Company are owned by the Company free from all Encumbrances and are fully paid up or credited as such.

(e)                                 The Company has not repaid, redeemed or purchased any of its share capital or issued any share capital as paid up otherwise than by receipt of consideration therefor.

(f)                                  Since the Accounts Date, the Company has not been directly or indirectly engaged or involved in any scheme of reconstruction or amalgamation or any reorganisation or reduction of share capital or conversion of securities nor has the Company transferred any business carried on by it.

(g)                                 The Company has full power, authority and capacity to allot and issue the Bonds and, upon Conversion, the Conversion Shares pursuant to this Agreement under the memorandum and articles of association of the Company and the directors of the Company have full power and authority to effect such allotment.

(h)                                No consent of any third party (other than the Shareholders of the Company) is required to be obtained in respect of the allotment and issue of the Bonds and, upon Conversion, the Conversion Shares.

(i)                                    The obligations of the Company under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed, will be binding in accordance with their terms.

3.                                      Accuracy of Information

(a)                                 The information given in the Recitals, the Schedules, the Accounts and this Agreement is true and accurate in all respects and is not misleading because of any omission or ambiguity or for any other reason.

(b)                                 The copy of the memorandum and articles of association (or equivalent document) of the Company provided to the Investor is complete and accurate in all respects, has attached to it copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class, if any, of the share capital of the Company.

(c)                                  All the accounts, books, ledgers and financial and other records of the Company have been properly kept in accordance with normal business practice and are in the possession of the Company or under its control and all transactions relating to its business have been duly and correctly recorded therein and there are as at the date of this Agreement no inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records and at the date of this Agreement they are sufficient to give a true and accurate view of the state of the Company’s affairs and to explain its transactions.

(d)                                 The statutory books (including all registers and minute books) of the Company have been properly kept and contain (in respect of matters up to but not including Completion) an accurate and complete record of the matters which should be dealt with in those books and contain no inaccuracies or discrepancies of any kind and no notice or allegation that any of them is incorrect or should be rectified has been received.

(e)                                  All information provided by or on behalf of any of the Company to the Investor or their agents or advisers is true and accurate in all respects and all copies of documents supplied have been true and complete copies of such documents.

4.                                     Compliance with Legal Requirements

(a)                                 The Company has complied with all legal and procedural requirements and other formalities applicable to it in connection with its:

(i)                                     memorandum and articles of association or other constitutional documents (including all resolutions passed or purported to have been passed);

(ii)                                  filing of all documents required by the appropriate legislation to be filed with the appropriate regulatory bodies;

(iii)                               issues of shares, debentures or other securities;

(iv)                              payments of interest and dividends and making of other distributions and

(v)                                 directors and other officers.

(b)                                 The Company is empowered and duly qualified to carry on its business in such countries in which it operates.

(c)                                  There has been no breach by the Company or by any of their officers or employees (in their capacity as such) of any legislation or regulations affecting the Company or its business.

(d)                                 The Company is not in breach of any legal or regulatory requirement relating to the identity and nationality of Shareholders and any nominee structure in relation to the shares in the Company is legally effective.

5.                                      Accounts and Assets and Liabilities

(a)                                 The Accounts:

(i)                                     comply with the requirements of all applicable legislation;

(ii)                                  were prepared on the same basis and in accordance with the same accounting policies consistently applied as the audited accounts of the Company prepared in the three preceding years and in accordance with accounting principles generally accepted in the relevant country of incorporation at the time they were prepared;

(iii)                               are complete and accurate in all respects and in particular make full provision for all established liabilities or make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or contingent liabilities (whether liquidated or unliquidated) at the date thereof including deferred tax where appropriate;

(iv)                              give a true and fair view of the state of affairs and financial position of the relevant Company at the Accounts Date thereof and of the relevant Company’s results for the financial period ended on such date; and

(v)                                 are not adversely affected by any unusual or non-recurring items which are not disclosed as such in the Accounts.

(b)                                 Without limitation to Clause 5(a), full provision has been made in the Accounts:

(i)                                     for depreciation of assets;

(ii)                                  for any foreseeable liabilities in relation to the disposal of any assets or the cessation or diminution of any part of the business of the relevant Company;

(iii)                               for bad or doubtful debts and all debts which were, as at the Accounts Date, more than six months overdue;

(iv)                              for long service payments;

(v)                                 for all tax exposures (including contingent exposures);

(vi)                              for any exposures (including contingent exposures) relating to supplier discount arrangements;

(vii)                           in respect of all litigation;

(viii)                        in respect of all claims and returns;

(ix)                              for all management fees;

(x)                                 for bonuses payable; and

(xi)                              in respect of all customer rebates.

(c)                                  The Company has no outstanding liability for tax of any kind which has not been provided for or is not provided for in the Accounts.

(d)                                 The Company has no capital commitment and is not engaged in any scheme or project requiring the expenditure of capital.

(e)                                  The Company owns and will own free from Encumbrance all its undertaking and assets shown or comprised in the relevant Accounts and all such assets are in its possession or under its control.

(f)                                   The assets owned by the Company and such other assets that the Company has the right to use together comprise all the assets necessary for the continuation of the business as now carried on by the Company and no asset acquired by the Company is surplus to requirements.

(g)                                  The Company holds no security (including any guarantee or indemnity) which is not valid and enforceable by the Company against the grantor thereof in accordance with its terms.

(h)                                 The Company does not have any liability (actual or potential) in respect of any sale, disposal or cessation of any company or business, nor are there outstanding any obligations or restrictions on the part of or which otherwise may continue to bind the Company in respect of any such sale, disposal or cessation of a company or business.

(i)                                     The Company does not have any liability (actual or potential) which is not or will not be shown or otherwise specifically provided for in the Accounts.

(j)                                    All of the debts which are reflected in the Accounts as owing to the Company (apart from bad and doubtful debts to the extent to which they have been provided for in the Accounts) or which have subsequently been recorded in the books of the Company have realised or will realise in the normal course of collection and within three months of Completion their full value as included in the Accounts or in the books of the Company, and no such debt nor any part of it has been outstanding for more than three (3) months from its due date for payment.

6.                                      Contracts, Commitments and Financial and Other Arrangements

(a)                                 There are not now outstanding, nor will there be outstanding at Completion, with respect to the Company:

(i)                                     any contracts of service with directors or employees which cannot be terminated by one month’s notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment);

(ii)                                  any agreements or arrangements to which the Company is a party for profit sharing, share incentives, share options, incentive payments or payment to employees of bonuses except for the GDS Holding Limited 2014 Stock Option Plan adopted on May 21,2014;

(iii)                               any obligation or arrangement to pay any pension, gratuity, retirement annuity or benefit or any similar obligation or arrangement in favour of any person except for the social benefits paid to or to be paid to any person as required by applicable laws and regulations;

(iv)                              any agreement (whether by way of guarantee indemnity warranty representation or otherwise) under which the Company is under any actual or contingent liability in respect of:

(1)                                 any disposal by the Company of its assets or business or any part thereof except such as are usual in the ordinary and proper course of its normal day to day trading as carried on at the date of this Agreement; or

(2)                                 the obligations of any other person;

(v)                                 any arrangements (contractual or otherwise) between the Company and any party which will or may be terminated or prejudicially affected as a result of the sale of the Bonds and, upon Conversion, the Conversion Shares or of compliance with any other provision of this Agreement; or

(vi)                              any contract which restricts the freedom of the Company to carry on the business now carried on by it in any part of the world.

(b)                                 There is no invalidity, nor any grounds for determination, rescission, avoidance or repudiation, of any agreement to which the Company is a party.

(c)                                  Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default under any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or relieve any other party to a contract with the Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

(d)                                 Neither entering into nor completing this Agreement will or is likely to cause the Company to lose the benefit of any right or privilege it currently enjoys or any person who normally does business with or gives credit to the Company not to continue to do so on the same basis or any officer or senior employee of the Company to leave its employment.

(e)                                  No charges, rights of security or third party rights of any kind whatsoever have been created or agreed to be created or permitted to arise over any of the assets of the Company other than liens arising in the ordinary course of business.

(f)                                   The Company is under no obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(g)                                  Save for any guarantee or warranty implied by law, the Company has not given any guarantee or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

7.                                      Insolvency

(a)                                 No receiver, manager or the like, has been appointed of the whole or any part of the assets or undertaking of the Company.

(b)                                 No petition has been presented, no order has been made and no resolution has been passed for the winding-up or dissolution of the Company or for a provisional liquidator to be appointed in respect of the Company.

(c)                                  No distress, execution or other process has been levied in respect of the Company.

8.                                      Litigation

Save as disclosed, the Company is not engaged (whether as plaintiff, defendant or otherwise) in any litigation or arbitration, administrative or criminal or other proceeding and, to the knowledge of the Company, no litigation or arbitration, administrative or criminal or other proceedings against the Company is pending, threatened or expected and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings or to any proceedings against any director, officer or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

9.                                      Employment

(a)                                No employee or consultant or former employee or consultant of the Company has currently outstanding any claims against the Company.

(b)                                The Company has no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impose arising in connection with the employment or engagement of personnel by any company.

10.                               Authority and Approval

(a)                                The Company has the power or the corporate power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

(b)                                The Company has taken all necessary action or corporate action to authorise the entering into and performance of this Agreement and to carry out the transactions contemplated hereby, and this Agreement is a valid and binding obligation on each of them.

(c)                                 The execution and delivery of, the performance of the obligations of the Company under, and compliance with the provisions of, this Agreement will not:-

(i)                           contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which it/he is subject;

(ii)                        conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it/he is a party or is subject or by which it/his or any of it/his property is bound;

(iii)                     result in the creation or imposition of or obliges it/him to create any Encumbrance or any of it/his undertakings, assets, rights or revenues; or

(i)                           result in a breach of any provision of the Company’s constitutional documents.

(d)                                Save as disclosed, the Company holds all licenses, consents and other permissions and approvals required for or in connection with the carrying on of its business and all such licenses, consents and other permissions and approvals.

Schedule 4

Details of Group Companies

List of PRC Group Companies

No.	Chinese Name of the PRC Group Companies	English Name of the PRC Group Companies	Correspondence Address	Marked for Attention of	Fax Number and Email

1	上海外高桥万国数据科技发展有限公司	Shanghai Waigaoqiao EDC Technology Co., Ltd.	上海市浦东新区杨高南路428号由由世纪广场2号楼2层（200127）	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

2	上海云港万国数据科技发展有限公司	Shanghai Yungang EDC Technology Co., Ltd.	上海市浦东新区杨高南路428号由由世纪广场2号楼2层（200127）	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

3	万国数据科技发展(昆山)有限公司	EDC Technology (Kunshan) Co., Ltd.	昆山市花桥镇金中路189号	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

4	国金数据科技发展(昆山)有限公司	Guojin Technology (Kunshan) Co., Ltd.	昆山市花桥镇金中路189号	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

5	万国数据(成都)实业有限公司	EDC (Chengdu) Industry Co., Ltd.	成都市高新区益州大道北段333号东方	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

No.	Chinese Name of the PRC Group Companies	English Name of the PRC Group Companies	Correspondence Address	Marked for Attention of	Fax Number and Email

希望中心2302

6	万国数据科技发展(苏州)有限公司	EDC Technology (Suzhou) Co., Ltd.	苏州工业园区金鸡湖大道1355号国际科技园区A0503-1单元	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

7	深圳云港万国数据科技发展有限公司	Shenzhen Yungang EDC Technology Co., Ltd.	深圳市福田保税区桃花路5号能源物流中心二期	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

8	万国数据服务有限公司	Global Data Solutions Co., Ltd.	上海市浦东新区杨高南路428号由由世纪广场2号楼2层（200127）	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

9	北京万国长安科技有限公司	Beijing Wanguo Chang’an Science & Technology Co., Ltd.	北京市朝阳区东三环北路甲26号博瑞大厦1008室	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

10	上海曙安数据服务有限公司	Shanghai Shu’an Data Services Ltd.	上海市浦东新区杨高南路428号由由世纪广场2号楼2层（200127）	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

No.	Chinese Name of the PRC Group Companies	English Name of the PRC Group Companies	Correspondence Address	Marked for Attention of	Fax Number and Email

11	北京恒普安数码科技发展有限公司	Beijing Hengpu’an Data Technology Development Co., Ltd.	北京市朝阳区东三环北路甲26号博瑞大厦1008室	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

12	北京万国曙安科技发展有限公司	Beijing Wanguo Shu’an Science & Technology Development Co., Ltd.	北京市朝阳区东三环北路甲26号博瑞大厦1008室	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

13	昆山万宇数据服务有限公司	Kunshan Wanyu Data Services Co., Ltd.	江苏省昆山市花桥镇兆丰路8号	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

List of non-PRC Group Companies

ENGLISH NAME OF THE PRC GROUP COMPANIES	Correspondence Address	Marked for Attention of	Fax Number and Email

GDS HOLDINGS LIMITED	2F, Tower 2 of YouYou Century Place, 428 South Yanggao Road, Shanghai, P. R. China, 20127	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDC HOLDING LIMITED	2F, Tower 2 of YouYou Century Place, 428 South Yanggao Road, Shanghai, P. R. China, 20127	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDC CHINA HOLDINGS LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDE I (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDE II (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDE III (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDB (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDB II (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

FEP (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDCQ (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDH (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDS (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

MEGAPORT INTERNATIONAL LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

GDS (HONG KONG) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDCD (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDKS (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

EDSUZ (HK) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

GDS DATA SERVICES COMPANY LTD. (LOCATED IN MACAU)	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

GDS SERVICES LIMITED	2F, Tower 2 of YouYou Century Place, 428 South Yanggao Road, Shanghai, P.R.China, 20127	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

GDS SERVICES (HONG KONG) LIMITED	Units 323-325, 3/F, Core Building 2, Hong Kong Science Park, Shatin, Hong Kong	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

FURTHER SUCCESS LIMITED	2F, Tower 2 of YouYou Century Place, 428 South Yanggao Road, Shanghai, P.R.China, 20127	William Wei Huang	Fax: 8621-20330202 Email: huangwei@gds-services.com

Schedule 5

Form of Company Indemnity Letter

Indemnity Letter

THIS LETTER is made on this    day of        2015.

BY

(1)                                 GDS HOLDINGS LIMITED (Company No.CT-178332), an exempt company incorporated under the laws of the Cayman Islands with limited liability whose registered office is situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”);

IN FAVOUR OF

(1)                                PERFECT SUCCESS LIMITED, a company incorporated under the laws of Cayman Islands, whose registered office is situate at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ; and

(2)                                STT GDC PTE. LTD., a company incorporated under the laws of Singapore whose registered office is situate at 1 Temasek Avenue #33-01 Millenia Tower Singapore 039192 (together with PERFECT SUCCESS LIMITED, the “Investors”).

Reference is hereby made to that certain Subscription Agreement (the “Agreement”), dated [*], 2015, by and between the Company and the Investors.  Capitalized terms used herein shall have the meaning set forth in the Agreement.

THE UNDERSIGNED, as the authorized officer of the Company, hereby undertakes on behalf of the Company that the Company shall indemnify and hold the Investors harmless against any and all Indemnifiable Losses (as defined below) related to, resulting from, or arising in connection with:

(a)             Company’s non-utilization of the land under the land certificate number “昆国用（2013）DW21号”；

(b)             EDC Technology (Kunshan) Co., Ltd. (万国数据科技发展（昆山）有限公司)’s acceptance of the environment protection (环保验收) in respect of its possessed data center;

(c)              the Group Companies’ failure to pay full amount of social insurance and housing funds premiums as required under the PRC laws prior to Completion; and

(d)             the registration of the lease agreement entered into by each of the relevant Group Companies in respect of any data center site possessed and/or operated by such Group Company with the competent government authorities.

For purpose of this Letter, “Indemnifiable Losses” means, with respect to the Investors, any action, cost, damage, fines, disbursement, expense, liability, loss, deficiency, obligation, penalty of any kind or nature, including without limitation, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred by the Investors; and (ii) any taxes that may be payable by the Investors as a result of the indemnification of any Indemnifiable Loss hereunder.

IN WITNESS WHEREOF, the undersigned has set forth his signature on this Indemnity Letter as of the date first set forth above.

GDS HOLDINGS LIMITED

By:

Name:

Title:	Authorized Officer

Schedule 6

Form of William Indemnity Letter

Indemnity Letter

THIS LETTER is made on this   day of    2015.

BY

(1)                                 William Wei Huang, the director and CEO of GDS Holdings Limited (the “Company”);

IN FAVOUR OF

(1)                                 PERFECT SUCCESS LIMITED, a company incorporated under the laws of Cayman Islands, whose registered office is situate at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ; and

(2)                                 STT GDC PTE. LTD., a company incorporated under the laws of Singapore whose registered office is situate at 1 Temasek Avenue #33-01 Millenia Tower Singapore 039192 (together with PERFECT SUCCESS LIMITED, the “Investors”).

Reference is hereby made to that certain Subscription Agreement (the “Agreement”), dated [*], 2015, by and between the Company and the Investors.  Capitalized terms used herein shall have the meanings set forth in the Agreement.

THE UNDERSIGNED hereby undertakes that he shall indemnify and hold the Investors harmless against any and all Indemnifiable Losses (as defined below) related to, resulting from, or arising in connection with any failure to complete all necessary filings and registration with the State Administration of Foreign Exchange or its local counterpart as required under the PRC law.

For purpose of this Letter, “Indemnifiable Losses” means, with respect to the Investors, any action, cost, damage, fines, disbursement, expense, liability, loss, deficiency, obligation, penalty of any kind or nature, including without limitation, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred by the Investors; and (ii) any taxes that may be payable by the Investors as a result of the indemnification of any Indemnifiable Loss hereunder.

IN WITNESS WHEREOF, the undersigned has set forth his signature on this Indemnity Letter as of the date first set forth above.

William Wei Huang

SIGNED by	)
duly authorized for and on behalf of	)
GDS HOLDINGS LIMITED	)	/s/ William Wei Huang
in the presence of	)

SIGNED by	)
duly authorized for and on behalf of	)	/s/ Huang Xiaofeng
PERFECT SUCCESS LIMITED	)
in the presence of	)

SIGNED by	)
duly authorized for and on behalf of	)	/s/ Bruno Lopez
STT GDC PTE. LTD.	)
in the presence of	)